Exhibit (iv)

1401 H Street NW	TEL 800.643.4246
Suite 1150	FAX 202.682.2425
Washington, DC 20005	WEB icimutual.com

January 23, 2026

Ms. Christina Gee

Executive Director

Morgan Stanley

Risk & Insurance Management

1585 Broadway, 16th Floor

New York, NY 10036

Re:	Calvert Research and Management
Investment Company Blanket Bond No. 00125223B (“Bond”) D&O/E&O Liability Insurance Policy No. 00125223D (“Policy”)

Dear Christina:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2025 through December 31, 2026.

Feel free to call me at (202) 326-5468 if you have any questions.

Sincerely,

/s/ Catherine Dalton
Catherine Dalton
Underwriting Manager

ICI MUTUAL INSURANCE GROUP

ICI MUTUAL INSURANCE COMPANY, A RISK RETENTION GROUP | ICIM SERVICES, INC. | ICI MUTUAL INSURANCE BROKERS, INC.